                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  PFSWEB, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                  PFSWEB, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074



Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of PFSweb, Inc. (the "Company"), which will be held at the Stonebriar Country Club, Frisco, Texas, on Friday, June 7, 2002 at 10:00 a.m. (local time).

         At the Annual Meeting, stockholders will be asked to elect three directors, approve an amendment to the Company's Certificate of Incorporation to authorize a reverse stock split and ratify the appointment of KPMG LLP as the Company's independent auditors. Information about these matters is contained in the attached Proxy Statement.

         The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

         I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on June 7, 2002.

                               Sincerely,

                               /s/ MARK C. LAYTON

                               Mark C. Layton
                               Chairman, President and Chief Executive Officer




April  , 2002

                                  PFSWEB, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 2002

         The Annual Meeting of Stockholders of PFSweb, Inc. (the "Company") will be held on Friday, June 7, 2002 at 10:00 a.m. at the Stonebriar Country Club, Frisco, Texas, for the following purposes:

                  1.       To elect three Class III directors;

                  2. To amend our Certificate of Incorporation to effect a reverse split of our outstanding common stock by a ratio of no change to up to one-for-five and authorize our Board to determine the exact ratio within that range;

                  3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

                  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 15, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

         Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.

                                      By Order of the Board of Directors

                                      /s/ HARVEY H. ACHATZ

                                      Harvey H. Achatz
                                      Secretary

Plano, Texas
April  , 2002

                                  PFSWEB, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-2900

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the stockholders of PFSweb, Inc., a Delaware corporation ("PFSweb" or the "Company"), in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Stonebriar Country Club, Frisco, Texas, on Friday, June 7, 2002, at 10:00 a.m. and at any and all adjournments thereof.

         This solicitation is being made on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Company's 2001 Annual Report on Form 10-K were first mailed to stockholders on or about May 3, 2002.

         In July 2001, the Company announced a change in its fiscal year end from March 31 to December 31. Consequently, for purposes of this Proxy Statement, the Company's most recent fiscal period is the nine-month transition period ended December 31, 2001.

         The shares represented by a proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted:

                           (i) in favor of the election of the nominees to the Board of Directors listed in this Proxy Statement;

                           (ii) in favor of the amendment to the Company's Certificate of Incorporation to effect a reverse split of our outstanding common stock by a ratio of no change to up to one-for-five and authorize our Board to determine the exact ratio within that range; and

                           (iii) to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

         Any proxy given by a stockholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice of revocation, in each case, to the Company's Secretary, at the Company's principal executive offices at the address set forth above. Stockholders who attend the Annual Meeting in person may withdraw their proxies at any time before their shares are voted by voting their shares in person.

         Stockholders of record at the close of business on April 15, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the issued and outstanding voting securities of the Company consisted of 18,183,272 shares of common stock, excluding 86,300 shares of common stock in treasury, par value $.001 per share (the "Common Stock"), each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The director nominees receiving the most votes will be elected as directors. The affirmative vote of a majority of the shares present, whether in person or by proxy, at the meeting will be sufficient to ratify the selection of our independent auditors. The authorization of an amendment to our certificate of incorporation to effect a reverse stock split will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. Abstentions and "broker non-votes" (nominees holding shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will have the same effect as a vote against the second two proposals.

                                     ITEM I

                              ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of the Class III directors expires at the Annual Meeting; the term of the Class II directors expires in 2004; and the term of the Class I directors expires in 2003. The Board presently consists of five members, two Class I directors and three Class III directors. There is presently a vacancy in the Class II directors. The proxies will not be voted for any nominee for the vacant position on the Board. Filling the vacancy requires either action by the Board of Directors or the affirmative vote of a majority of the voting power of all outstanding shares, and we do not plan to consider the vacancy at the 2002 annual meeting. The Board of Directors may consider electing an individual to the vacant position on the Board at a later time. The directors elected as Class III directors at the Annual Meeting will have a term of three years. The nominees as Class III directors are Mark Layton, Timothy Murray and Dr. Neil W. Jacobs who have been nominated and recommended by the Board of Directors. If elected, Messrs. Layton, Murray and Jacobs are expected to serve until the Company's 2005 annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of these nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominees will not serve if elected, but if any one or more of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the person named as proxies will vote for the substitute nominee(s) designated by the Board.

         The following information, which has been provided by the individuals named, sets forth the nominees for election to the Board of Directors and the continuing Class I directors, such person's name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.



                         DIRECTORS STANDING FOR ELECTION
                                    CLASS III

                     TERM EXPIRES AT THE 2005 ANNUAL MEETING

         MARK C. LAYTON, age 42, has served as Chairman of the Board, President and Chief Executive Officer of PFSweb since its inception. Mr. Layton previously held the following positions with Daisytek International Corporation ("Daisytek"), a leading global distributor of consumable computer supplies and office products and the former parent corporation of the Company: Chairman of the Board from September 1999 to October 2000; President, Chief Executive Officer and Chief Operating Officer from April 1997 to February 2000; Director from 1988 to October 2000; President, Chief Operating Officer and Chief Financial Officer from 1993 to April 1997; Executive Vice President from 1990 to 1993; and Vice President - Operations from 1988 to 1990. Prior to joining Daisytek, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology. Mr. Layton is also a director of PC Mall, Inc. a direct marketer of computer products.

         TIMOTHY M. MURRAY, age 49, has served as a non-employee Director of the Company since its inception. Mr. Murray is a Principal of William Blair & Company, L.L.C., an investment banking firm he joined in 1979. Mr. Murray is a director of several privately held corporations.

         DR. NEIL W. JACOBS, age 67, has served as a non-employee Director of the Company since July 2000. Dr. Jacobs is a professor of computer information systems and management at Northern Arizona University ("NAU") and a technology industry veteran. Dr. Jacobs' academic area of expertise includes strategic management issues and the role information technology plays in support of strategy and operations. From 1996 to 1999, Dr. Jacobs served as associate dean of the College of Business Administration at NAU.

                         DIRECTORS CONTINUING IN OFFICE
                                     CLASS I

                     TERM EXPIRES AT THE 2003 ANNUAL MEETING

         DAVID I. BEATSON, age 54, has served as a non-employee Director since November 2000. Mr. Beatson is a Principal and Founder of Beatson Consulting Group, a consulting practice directed at strategic positioning and corporate business development plans and strategy. Mr. Beatson is a recognized leader in the field of transportation, logistics and supply chain management having served as Chairman and CEO of several leading companies in this industry. From June 2000 to July 2001, Mr. Beatson served as president, CEO and chairman of Supply

Links, Inc., an Internet-based B2B global supply chain network that links customers to multiple transportation modes and service providers through a single platform. From July 1998 to June 2000, Mr. Beatson served as chairman, president and CEO of Circle International Group, Inc., a global transportation and logistics company. From 1991 to June 1994, Mr. Beatson served as vice-president of sales and marketing and then from June 1994 until July 1998 as president and CEO of Emery Worldwide, a global transportation and logistics company. Prior to 1991, Mr. Beatson held several management positions in the logistics and transportation industry, including American Airlines and CF Airfreight. Mr. Beatson also currently serves as an industry representative member of the Executive Advisory Committee to the National Industrial Transportation League, to which the Air Freight Association elected him in 1995. He also serves on several industry boards including the Council of Logistics Management.

         JAMES F. REILLY, age 43, has served as a non-employee Director of the Company since its inception. Mr. Reilly is a Managing Director of JPMorgan H&Q, a division of J.P. Morgan Securities, Inc., an investment banking firm. Mr. Reilly was previously a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies from 1983 to 1999 and specialized in corporate finance advisory work for a broad range of technology companies.

EXECUTIVE OFFICERS AND OFFICERS

         In addition to the individuals named above, the following are the names, ages and positions of the other executive officers and officers of the
Company:

EXECUTIVE OFFICERS

         STEVEN S. GRAHAM, age 50, has served as Executive Vice President and Chief Technology Officer of the Company since its inception. Mr. Graham previously served as Senior Vice President of Information Technologies and Chief Information Officer of Daisytek, a position he held from 1996 to 2000. Prior to joining Daisytek, Mr. Graham was employed by Ingram Micro, a major microcomputer distributor. Mr. Graham has 28 years of experience in the information-technology field.

         THOMAS J. MADDEN, age 40, has served as Executive Vice President, Chief Financial and Accounting Officer of the Company since its inception. Mr. Madden previously served as Chief Financial Officer of Daisytek from 1997 to 2000, as Vice President -- Finance, Treasurer and as Chief Accounting Officer of Daisytek from 1994 to 2000 and as Controller of Daisytek from 1992 to 1994. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.

         C. CLIFFORD DEFEE, age 42, has served as Executive Vice President -- Operations and Client Solutions and Chief Operating Officer of the Company since its inception. From 1997 to 2000 Mr. Defee served as Vice President -- Operations of Daisytek, with primary responsibility for the Company's business unit. From 1984 to 1997, Mr. Defee served as a management consultant with Andersen Consulting, LLP specializing in retail distribution.

         MICHAEL G. WILLOUGHBY, age 38, has served as Executive Vice President and Chief Information Officer since October 2001 and served as Vice President-- E-Commerce Technologies of the Company since 1999. Mr. Willoughby served as President and Chief Executive Officer of Design Technologies, Inc., an e-commerce software development firm from 1994 to 1999. Prior to founding Design Technologies, Inc., Mr. Willoughby served as President and Chief Executive Officer of Integration Services, Inc., a mid-sized development services company.

    HARVEY H. ACHATZ, age 61, has served as Vice President -- Administration and Secretary of the Company since its inception. Mr. Achatz previously served as Vice President -- Administration and Secretary of Daisytek from 1993 and 1984 to 2000, respectively, as Vice President -- Finance from 1985 to 1993, as Controller from 1981 to 1985 and as a Director from 1984 to 1990.

OFFICERS

         MARTIN L. ANDERSON, age 36, has served as Vice President -- Customer Satisfaction of the Company since its inception. From 1998 to 2000 Mr. Anderson served as Vice President -- Call Center Operations of Daisytek, with primary responsibility for the Company's business unit and has served in various other capacities for Daisytek since 1990.

         LINDSLEY D. MEDLIN JR., age 37, has served as Vice President-- Global Marketing since 2000. Mr. Medlin has been with the Company since its inception and previously served as Vice President and Managing Director of European Operations. Mr. Medlin previously served as a Managing Director of Daisytek, with primary responsibility for the Company's European business unit and served in various other capacities for Daisytek since1988.

         SCOTT R. TALLEY, age 37, has served as Vice President -- International Distribution for the Company since its inception. Mr. Talley previously served as Vice President -- Distribution of Daisytek, with primary responsibility for the Company's business unit and served in various other capacities for Daisytek since 1991.

         VALARIE J. REMMERS, age 41, has served as Vice President -- Information Technology of the Company since November 1999. From 1998 to 1999 Ms. Remmers served as Director of Information Technology of Daisytek, with primary responsibility for the Company's business unit. From 1995 to 1998 Ms. Remmers served in various capacities at PageNet in its information technology department. Prior to 1995, Ms. Remmers served in various capacities at Sprint and Andersen Consulting LLP. Ms. Remmers has over 19 years of experience in the information-technology field.

         CYNTHIA D. ALMOND, age 34, has served as Vice President -- Client Services of the Company since March 2001. From 1999 to 2001, Ms. Almond served as Director of Account Management. From 1991 to 1999, Ms. Almond served in various marketing, product management and sales capabilities for Daisytek.

         BRUCE E. MCCLUNG, age 64, has served as Vice President - Sales of the Company since October 2001. From 1999 to 2001, Mr. McClung served in various marketing and sales capabilities for the Company. Mr. McClung has spent more than 25 years in sales, marketing and management roles in systems and solutions organizations, including Daisytek, IBM, Boeing and Perdata.


    MEETINGS OF THE BOARD

          The Board of Directors met nine times during the calendar year ended December 31, 2001. No director attended fewer than 75% of the aggregate number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

         The Board of Directors currently has standing Audit, Compensation and Stock Option Committees and does not have a nominating committee.

         The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Board has adopted a written audit committee charter setting out the audit-related functions of the Audit Committee. The Audit Committee charter was attached as Appendix I to the Company's proxy statement for the fiscal year ended March 31, 2001. The current members of the Audit Committee are Messrs. Reilly, Beatson and Jacobs. None of the current members of the Audit Committee is, or ever has been, an officer or employee of the Company and all are considered "independent" for purposes of the National Association of Securities Dealers' listing standards. The Audit Committee met seven times during the calendar year ended December 31, 2001.

         The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company's executive officers and other key employees. The current members of the Compensation Committee are Messrs. Murray and Reilly, who are non-employee directors. The Compensation Committee also serves as the Stock Option Committee to administer the Company's employee stock option and purchase plans. The Compensation Committee and Stock Option Committee met twice during the calendar year ended December 31, 2001.

COMPENSATION OF DIRECTORS

         In June 1999 the Company adopted a Non-Employee Director Stock Option and Retainer Plan (the "Non-Employee Director Plan"). As of the date of the adoption of the Non-Employee Director Plan, each non-employee director received an option to purchase 35,000 shares of common stock with an exercise price of $10.45 per share. The Non-Employee Director Plan also provides for the future issuance to each non-employee director of options to purchase 10,000 shares of common stock as of the date of each annual meeting of stockholders (except that, in connection with the option exchange Offer described below, no options were issued at the time of the Annual Meeting held in September, 2001). In addition, the Non-Employee Director Plan provides that if and to the extent the Board authorizes the payment of non-employee director retainer fees, each non-employee director may elect to receive payment of such fees in shares of Common Stock in lieu of cash. Currently, non-employee directors do not receive retainer fees for services rendered as non-employee directors.

         All options to be issued to non-employee directors under the Non-Employee Director Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of the annual meeting upon which such option is granted. All options have a ten year term and are subject to a one year vesting schedule.

         Generally, unless the Non-Employee Director Plan administrator otherwise provides, options are non-transferable other than by will or the laws of descent and distribution. At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's common stock, the Non-Employee Director Plan administrator will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Non-Employee Director Plan and any outstanding options. Unless terminated earlier, the Non-Employee Director Plan will terminate ten years from its adoption, and no stock options will be granted after the Non-Employee Director Plan terminates. The Board of Directors has the authority to amend, modify, suspend or terminate the Non-Employee Director Plan at any time.

         Directors who are also employees of the Company or any of its subsidiaries receive no remuneration for serving as directors or Committee members.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company for services rendered to the Company during the nine-month fiscal period ended December 31, 2001 and the fiscal years ended March 31, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                                                NUMBER OF
                                            ANNUAL COMPENSATION                SECURITIES
                                ----------------------------------------       UNDERLYING         ALL OTHER
NAME AND PRINCIPLE POSITION       PERIOD           SALARY         BONUS         OPTIONS        COMPENSATION (1)
------------------------------- -----------       --------       -------      ------------     ----------------
Mark C. Layton................. 9 Mos. 2001        283,080        28,125           594,056 (2)      16,783
   Chairman, President, Chief     FY 2001          363,603        28,125           554,056 (3)      20,963
     Executive Officer            FY 2000          337,857            --            90,000          22,248

Christopher Yates (4).......... 9 Mos. 2001        188,346        15,625                --           6,566
   Executive Vice President -     FY 2001          291,349        15,625           432,690 (3)       8,308
     Chief Sales and              FY 2000          263,361            --            85,000           8,013
     Marketing Officer

Steven S. Graham............... 9 Mos. 2001        179,723        15,625           607,449 (2)       5,133
   Executive Vice President       FY 2001          230,640        15,625           567,449 (3)       5,543
     -Chief Technology Officer    FY 2000          200,950            --            75,000           7,783

Thomas J. Madden............... 9 Mos. 2001        153,846        13,750           344,673 (2)       4,609
   Executive Vice President -     FY 2001          200,000        13,750           294,673 (3)       5,060
     Chief Financial Officer      FY 2000          153,720            --            85,000           4,690

C. Clifford Defee.............. 9 Mos. 2001        160,769        10,625           286,022 (2)       1,945
   Executive Vice President -     FY 2001          206,115        10,625           241,022 (3)       1,389
     Chief Operating Officer      FY 2000          194,709            --            85,000           1,287

-------------------
(1) All Other Compensation represents compensation in respect of one or more of the following: personal use of Company automobiles; life insurance premiums paid by the Company for the benefit of the name executive officer; tax return preparation services paid by the Company; contributions to 401(k) accounts paid by the Company; personal travel expenses and relocation costs.

(2) Represents options issued during the fiscal period ended December 31, 2001 pursuant to the Company's option exchange Offer described below. See "Ten Year Option Repricings" and "Report on Repricing of Options."

(3) Includes the following options issued by the Company in July 2000 in connection with the adjustment and conversion of pre-spin-off Daisytek options into Company options upon the effective date of the spin-off:
         Mark C. Layton - 504,056; Christopher Yates - 382.690; Steven S. Graham
         - 532,449; Thomas J. Madden - 259,673; and C. Clifford Defee - 206,022.

(4)      Mr. Yates resigned from all positions with the Company in November
         2001.


         The following table sets forth information with respect to grants of stock options by the Company to purchase shares of the Company's common stock during the nine-month fiscal period ended December 31, 2001 to the named executive officers reflected in the Summary Compensation Table. All of these option grants were made pursuant to the Company's option exchange Offer described below. See "Ten Year Option Repricing" and "Report on Repricing of Options."

        OPTION GRANTS IN NINE-MONTH FISCAL PERIOD ENDED DECEMBER 31, 2001


                                             INDIVIDUAL GRANTS
                           ---------------------------------------------------
                                           % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                            NUMBER OF       OPTIONS                                    AT ASSUMED ANNUAL RATES
                           SECURITIES      GRANTED TO                               OF STOCK PRICE APPRECIATION
                           UNDERLYING      EMPLOYEES     EXERCISE                      FOR OPTION TERMS (3)
                            OPTIONS        IN FISCAL     PRICE PER  EXPIRATION      ---------------------------
         NAME                GRANTS           YEAR         SHARE       DATE             5%               10%
-----------------------    ----------      ----------    ---------  ----------      ----------        ---------
Mark C. Layton.........        90,000 (1)      2.8%      $ 0.91      12/05/11           51,506          130,528
                              504,056 (2)     15.4%        0.91      12/05/11          288,468          731,035
Christopher Yates (4)..               --        --           --            --               --               --
Steven S. Graham.......        75,000 (1)      2.3%        0.91      12/05/11           42,922          108,773
                              532,449 (2)     16.3%        0.91      12/05/11          304,717          772,214
Thomas J. Madden.......        85,000 (1)      2.6%        0.91      12/05/11           48,645          123,276
                              259,673 (2)      8.0%        0.91      12/05/11          148,609          376,605
C. Clifford Defee......        80,000 (1)      2.5%        0.91      12/05/11           45,784          116,024
                              206,022 (2)      6.3%        0.91      12/05/11          117,905          298,795

------------------
(1) Subject to vesting schedule pursuant to which 75% were vested on the date of grant and 25% vest over a one year period in quarterly installments.

(2)  Subject to quarterly vesting schedule over a one year period.

(3) These are hypothetical values using assumed annual rates of stock price appreciation as prescribed by the rules of the SEC.

(4)  Mr. Yates resigned from all positions with the Company in November 2001.


         The following table sets forth information concerning the aggregate Company stock option exercises during the nine-month fiscal period ended December 31, 2001 and Company stock option values as of December 31, 2001 for unexercised Company stock options held by each of the named executive officers.


 AGGREGATED OPTION EXERCISES IN NINE-MONTH FISCAL PERIOD ENDED DECEMBER 31, 2001
                    AND OPTION VALUES AS OF DECEMBER 31, 2001

                                                               NUMBER OF
                             NUMBER OF                   SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                              SHARES                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                             ACQUIRED                     AT FISCAL YEAR END              AT FISCAL YEAR END (1)
                                ON          VALUE      ---------------------------    -----------------------------
         NAME                EXERCISE     RECEIVED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-----------------------      --------     ---------    -----------   -------------    -----------     -------------
Mark C. Layton.........            --     $      --         97,083         546,973    $        --     $          --
Christopher Yates (2)..            --            --             --              --             --                --
Steven S. Graham.......            --            --         70,833         571,616             --                --
Thomas J. Madden ......            --            --         78,333         301,340             --                --
C. Clifford Defee......            --            --         74,583         246,439             --                --


================================================================================
(1) None of the options are deemed in-the-money since the exercise price exceeds $0.85 (the last sale price of the Common Stock on December 31, 2001 as reported by the Nasdaq National Market).

(2)  Mr. Yates resigned from all positions with the Company in November 2001.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

         The Company and each of the executive officers named above have entered into Change in Control and Severance Agreements. Under these agreements, and in consideration of certain commitments of the officer to continue employment, upon the occurrence of a change in control, all unvested options held by the officer immediately vest and become exercisable. If the change in control occurs prior to June 30, 2002, each officer is entitled to receive a bonus amount equal to the per share price of the Company's common stock payable in connection with such change in control (or if no per share price is payable in connection with the change in control, the closing price of the Company's common stock on the effective date of the change in control) multiplied by a fixed bonus number for each officer. In addition, during the two year period following a change in control (whenever occurring), if the employment of the officer is terminated (other than for cause, death, disability or retirement), or if there is a material adverse change in the officer's responsibilities, compensation or benefits to which the officer does not consent, then, in each case, the officer is entitled to receive from the Company all salary and bonus amounts accrued through the date of termination plus a severance payment equal to twice the officer's salary and bonus. If applicable, the officer is also entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such severance or bonus payment. The agreement terminates upon the voluntary resignation or termination of employment by the officer.

         The following table sets forth certain information concerning all repricing of options held by any executive officer of the Company during the last ten completed fiscal years. There have been no SAR repricings during this period.

                             OPTION EXCHANGE PROGRAM
                           TEN-YEAR OPTION REPRICINGS


                                         # OF
                                      SECURITIES                        EXERCISE                          LENGTH OF
                                      UNDERLYING    MARKET PRICE OF     PRICE AT                       ORIGINAL OPTION
                                        OPTIONS     STOCK AT TIME OF     TIME OF      NEW EXERCISE    TERM REMAINING AT
         NAME               DATE       REPRICED        REPRICING        REPRICING        PRICE        DATE OF REPRICING
         ----               ----      ----------    ----------------    ---------     ------------    -----------------
Achatz, Harvey H.         12/05/01         2,905        $  0.91          $  4.51         $  0.91             3.4
                          12/05/01         2,981           0.91             5.78            0.91             3.4
                          12/05/01         3,099           0.91             5.78            0.91             5.4
                          12/05/01        18,989           0.91            10.58            0.91             6.5
                          12/05/01        40,000           0.91            10.45            0.91             7.6
Defee, C. Clifford        12/05/01        12,279           0.91             5.78            0.91             5.4
                          12/05/01        38,095           0.91            10.58            0.91             6.5
                          12/05/01       155,648           0.91             5.95            0.91             7.0
                          12/05/01        80,000           0.91            10.45            0.91             7.6
Graham, Steven S.         12/05/01       108,089           0.91             5.78            0.91             5.4
                          12/05/01        21,618           0.91             5.78            0.91             5.4
                          12/05/01        78,477           0.91            10.58            0.91             6.5
                          12/05/01       324,265           0.91             5.95            0.91             7.0
                          12/05/01        75,000           0.91            10.45            0.91             7.6
Layton, Mark C.           12/05/01        56,618           0.91             5.78            0.91             5.4
                          12/05/01        42,975           0.91             5.78            0.91             5.4
                          12/05/01       112,585           0.91            10.58            0.91             6.5
                          12/05/01       291,878           0.91             5.95            0.91             7.0
                          12/05/01        90,000           0.91            10.45            0.91             7.6
Madden, Thomas J.         12/05/01        28,686           0.91             5.78            0.91             5.4
                          12/05/01        23,500           0.91             5.78            0.91             5.4
                          12/05/01        77.781           0.91            10.58            0.91             6.5
                          12/05/01       129,706           0.91             5.95            0.91             7.0
                          12/05/01        85,000           0.91            10.45            0.91             7.6
Willoughby, Michael G.    12/05/01        34,000           0.91            17.00            0.91             8.0

         Report on Repricing of Options. In April 2001, the Company offered (the "Offer") to exchange all outstanding options held by its U.S. employees and directors and having an exercise price of $4.00 per share or higher and issued
(i) under the Company's 1999 Employee Stock Option Plan or the Non-Employee Director Plan (collectively, "Plan Options") or (ii) in connection with the Company's spin-off from Daisytek, its former parent corporation ("Conversion Options" and together with the Plan Options, the "Old Options") for new options ("New Options") to be issued not less than six months and one day from the completion of the Offer. The Offer expired in May 2001 and the Company accepted for exchange an aggregate of 3,753,044 Old Options. Pursuant to the Offer, in December 2001, the Company issued an aggregate of 3,184,963 New Options. The New Options are identical to the Old Options exchanged therefor, except that (i) the exercise price of the New Options is $0.91 per share (the last reported sale price on Nasdaq on the date of issuance), (ii) New Options issued in exchange for Plan Options are 75% vested on the date of issuance and the remaining 25% vests over a one year period in quarterly installments, (iii) New Options issued in exchange for Conversion Options vest over a one year period in quarterly installments and (iv) the New Options have a ten-year term from the date of issuance. Pursuant to the Offer, the Company issued an aggregate of 2,020,341 New Options to its executive officers and directors, which includes 51,167 New Options to Mr. Murray, of which 16,167 were issued in exchange for Plan Options and 35,000 were issued in exchange for Conversion Options, and 35,000 New Options to Mr. Reilly in exchange for Plan Options.

         The Offer was made in response to and recognition of the fact that most of the Company's then outstanding stock options had exercise prices in excess of the then current market price. By making the Offer, the Company intends to provide its employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and directors and thereby maximize stockholder value. As a service company, the Company believes that providing equity incentives is a critical ingredient for its development and success.

         This report is submitted by the Board of Directors: David Beatson, Dr. Neil Jacobs, Mark Layton, Timothy Murray and James Reilly.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the nine-month fiscal period ended December 31, 2001, the members of the Compensation Committee of the Company's Board of Directors were Timothy M. Murray and James F. Reilly who are non-employee directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR NINE-MONTH FISCAL PERIOD ENDED DECEMBER 31, 2001

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for approval or recommendation to the Board of Directors of the compensation arrangements for the Company's senior executive officers. During the nine-month fiscal period ended December 31, 2001, the members of the Committee were Timothy M. Murray and James F. Reilly who are non-employee directors.

         The Committee believes that the total compensation of the Company's senior executive officers should be primarily based on the subjective determination of the Committee as to the Company's overall financial performance and the individual contribution to such performance. The Committee further believes that a portion of total compensation should consist of variable, performance-based components such as stock option awards and bonuses, which it can increase or decrease to reflect its assessment of changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhance profitability and stockholder value.

         In formulating compensation levels and policies for the fiscal period ended December 31, 2001, the Committee did not retain an independent compensation consultant, nor did the Committee rely upon any formal study or review of comparable companies in the Company's industry.

         The Committee annually establishes the salaries to be paid to the Chief Executive Officer and other senior executive officers during each fiscal year. Base salaries for senior executive officers are set to reflect the duties and level of responsibility in each position. In setting salaries, the Committee takes into account several factors including individual job performance, the level of responsibility and, to the extent information is available, competitive pay practices in the Company's industry. The Committee does not assign specific relative weights to the various factors it considers, however, but rather exercises its discretion and makes a judgment after considering all factors it deems relevant.

         For the fiscal period ended December 31, 2001 and for services rendered to the Company, the base salary of Mr. Mark Layton, Chairman of the Board of Directors, President and Chief Executive Officer, was $375,000 (annualized), which remains unchanged from the end of the prior fiscal period. The Committee believes that this amount appropriately reflected Mr. Layton's services to the Company, although such determination was not based upon any specific qualitative or quantitative formula.

         The Committee also administers the Company's stock option plans and recommends other option grants which are used to further link executive compensation to the Company's performance. All options are subject to a multi-year cumulative vesting schedule and have an exercise price not less than the fair market value on the date of grant. During the fiscal period ended December 31, 2001, Mr. Layton did not receive any options other than an aggregate of 594,056 New Options pursuant to the Offer described above.

         As part of its overall consideration of executive compensation, the Committee considers the anticipated tax treatment of various payments and benefits, including the applicability of Section 162(m) of the Internal Revenue Code which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee believes that no named officer in the Summary Compensation Table had taxable compensation for the fiscal period ended December 31, 2001 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

         The Committee believes that the policies and programs described above have supported the Company's business objectives and have contributed to the Company's performance.

                                              COMPENSATION COMMITTEE

                                              Timothy M. Murray
                                              James F. Reilly


REPORT OF THE AUDIT COMMITTEE FOR THE FISCAL PERIOD ENDED DECEMBER 31, 2001

         The Audit Committee of the Company's Board of Directors is comprised of three independent directors. The Audit Committee meets at least twice a year. The current members of the Audit Committee are Messrs. Reilly, Beatson and Jacobs.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants ("auditors") are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor these processes. The Audit Committee meets with the auditors at least twice a year. In addition, the Audit Committee has recommended to the Board the appointment of the Company's auditors, KPMG, LLP.

         The Audit Committee has discussed with the Company's auditors the overall scope and plans for the independent audit. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the auditors the Company's audited financial statements, including the auditor's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the auditors the other matters required by Statement on Auditing Standards No. 61 "Communication with Audit Committees" as amended by Statement on Auditing Standards No. 90 "Audit Committee Communications".

         The Company's auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees", and the Audit Committee discussed with the auditors their independence from the Company and its management.

         Based on the Audit Committee's discussion with management and the auditors and the Audit Committee's review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the nine month transition period ended December 31, 2001 which was filed with the Securities and Exchange Commission.


                                                   James F. Reilly
                                                   David I. Beatson
                                                   Dr. Neil W. Jacobs

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of April 15, 2002, certain information regarding the beneficial ownership of the Company's Common Stock by
(i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and executive officers of the Company individually and (iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                     NUMBER
      NAME AND ADDRESS OF BENEFICIAL OWNER          OF SHARES         PERCENT(1)
      -------------------------------------         ----------        ----------
      Gilder, Gagnon, Howe & Co. LLC (2)             2,538,035              14.0%
        1775 Broadway, 26th Floor
        New York, NY 10019

      Wellington Management Company, LLP (3)         1,567,576               8.6%
        75 State Street
        Boston, MA  02109

      Mark C. Layton (4)                               832,638               4.5%
      Steven S. Graham (5)                             425,542               2.3%
      Thomas J. Madden (6)                             260,245               1.4%
      C. Clifford Defee (7)                            203,989               1.1%
      Harvey H. Achatz (8)                             114,210                  *
      Michael G. Willoughby (9)                         58,775                  *
      James F. Reilly (10)                              62,863                  *
      Timothy M. Murray (11)                           153,631                  *
      David I. Beatson (12)                             15,833                  *
      Dr. Neil W. Jacobs (13)                           36,145                  *
      All directors and executive officers
        As a group (10 persons) (14)                 2,163,871              11.0%
                                                    ==========             =====

----------
* Represents less than 1%

     (1) This table is based on 18,183,272 shares of Common Stock outstanding on April 15, 2002.

     (2) Based upon a Schedule 13G, Amendment No. 1, dated February 15, 2002 filed by Gilder, Gagnon, Howe & Co. LLC stating beneficial ownership and shared voting and dispositive power as of December 31, 2001.

     (3) Based upon a Schedule 13G dated February 12, 2002 filed by Wellington Management Company, LLP reporting beneficial ownership and shared voting power of 1,142,000 shares and shared dispositive power of 1,567,576 shares as of December 31, 2001.

     (4) Includes outstanding options to purchase 366,195 shares of Common Stock, which are fully vested and exercisable.

     (5) Includes outstanding options to purchase 353,516 shares of Common Stock, which are fully vested and exercisable.

     (6) Includes outstanding options to purchase 225,878 shares of Common Stock, which are fully vested and exercisable.

     (7) Includes outstanding options to purchase 194,260 shares of Common Stock, which are fully vested and exercisable.

     (8) Includes outstanding options to purchase 57,987 shares of Common Stock, which are fully vested and exercisable.

     (9) Includes outstanding options to purchase 56,830 shares of Common Stock, which are fully vested and exercisable.

     (10) Includes outstanding options to purchase 56,458 shares of Common Stock, which are fully vested and exercisable.

     (11) Includes outstanding options to purchase 64,542 shares of Common Stock, which are fully vested and exercisable.

     (12) Includes outstanding options to purchase 15,833 shares of Common Stock, which are fully vested and exercisable.

     (13) Includes outstanding options to purchase 35,833 shares of Common Stock, which are fully vested and exercisable.

     (14) Includes outstanding options to purchase 1,427,332 shares of Common Stock, which are fully vested and exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company owns a 49% equity interest in Business Supplies Distributors Holdings, LLC ("Holdings") which is the parent company of Supplies Distributors, Inc. (together with its Canadian and foreign subsidiaries, "Supplies Distributors"). The Company and Supplies Distributors are parties to a Transaction Management Services Agreement pursuant to which the Company provides transaction management services to Supplies Distributors in connection with its sale and distribution of IBM products. The Company has provided collateralized guarantees to various institutional lenders in connection with certain lines of credit available to Supplies Distributors in the maximum aggregate amount of approximately $90 million. The Company has also provided subordinated loans to Supplies Distributors which, as of April 15, 2002, had an outstanding balance of $11.7 million. Inventory Financing Partners, LLC ("IFP") is the holder of a 51% equity interest in Holdings. Each of Messrs. Layton, Graham, Murray and Madden hold a 9.8% non-voting equity interest in IFP and each of Mr. McClung and Ms. Almond hold a 4.9% non-voting equity interest in IFP.

                                PERFORMANCE GRAPH

      The following line graph displays the cumulative total return to stockholders of the Company's Common Stock from December 2, 1999 (the commencement of trading of the Company's Common Stock) to December 31, 2001, compared to the cumulative total return for the Total Return Index for The Nasdaq Stock Market (US) and the Russell 2000 Index. The graph assumes a $100 investment in the Company's Common Stock, on December 2, 1999 at the initial offering price of $17 per share, and in each of the above mentioned indices. The Russell 2000 Index is an index of companies with market capitalizations similar to the Company. The Company's management believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total shareholder returns.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
            AMONG PFSWEB INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX


                                    [CHART]



-----------------------------------------------------------------------------------
                                    12/2/99       3/00          3/01        12/01
-----------------------------------------------------------------------------------
 PFSWEB INC.
-----------------------------------------------------------------------------------
 NASDAQ STOCK MARKET (U.S.)
-----------------------------------------------------------------------------------
 RUSSELL 2000
-----------------------------------------------------------------------------------

* $100 INVESTED ON 12/2/99 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.

                                     ITEM 2

                      AUTHORIZATION OF REVERSE STOCK SPLIT

         The Board has unanimously adopted a resolution approving and recommending to the stockholders for their approval an amendment to Article Four of our restated certificate of incorporation authorizing a reverse split of the outstanding shares of our common stock on the basis of one post-split share for up to each presently outstanding five shares. This means that if the reverse split is effected you will be deemed to hold one share of PFsweb common stock for up to every five shares that you currently hold.

         Whether to actually effect the reverse stock split and the exact ratio of the reverse stock split will be determined by our Board at its discretion based on the prevailing market conditions, the Board's judgment as to the best course of action for the Company and its stockholders, and whether our common stock has maintained a minimum bid of $1.00 per share for ten consecutive trading days for the reason explained below. We are asking you to approve an amendment to the restated certificate of incorporation with the ratio for the reverse stock split to be in the range from no change to one share for more than one and up to five shares, and with the Board having the authority to give its final approval to a specific ratio. By approving the proposed reverse stock split, you will be authorizing the Board of Directors to:

      o determine the exact ratio of the reverse split so long as it is between no change and up to one-for-five; and

      o  implement the reverse stock split at any time before June 7, 2003; or

      o  abandon the reverse stock split at any time prior to that date.

If the amendment to effect the reverse stock split has not been filed with the Delaware Secretary of State by the close of business on June 7, 2003, the Board of Directors will either resolicit stockholder approval or abandon the reverse stock split. Even if the reverse split proposal is approved, the Board may decide not to effect the reverse split if it determines that it is in the best interests of the Company and its stockholders.

REASONS FOR THE REVERSE STOCK SPLIT

         Our primary purpose for the reverse stock split is to increase the trading price of our common stock to facilitate the continued listing of our common stock for quotation on the Nasdaq National Market System or SmallCap Market ("Nasdaq"). Our common stock is currently listed on the Nasdaq National Market System. On February 14, 2002, the Company received notice from Nasdaq that it had failed to maintain a minimum bid price of $1.00 over a 30 consecutive trading day period as required by Nasdaq Rule 4450(a)(5). Consequently, the Company was given a 90-day period until May 15, 2002 to regain compliance with this Rule, failing which the Company will be delisted from the Nasdaq National Market System. To date, the Company has been unable to comply with this Rule and the Company expects that it will be delisted. Under Nasdaq rules, the Company has the right, and the Company presently intends, to appeal the delisting to the Nasdaq Listing Qualification Panel and request an extension of time to comply with the rule.

         Until the Panel reaches its decision, the Company's common stock will remain listed and will continue to trade on the Nasdaq National Market System. There can be no assurance as to when the Panel will reach a decision or that such a decision will be favorable to the Company. The Company's common stock will be delisted from the Nasdaq National Market System if the appeal is denied. In such event, the Company presently expects to apply to list its common stock on the Nasdaq SmallCap Market or another quotation system or exchange on which the shares of the Company would qualify. The delisting of the Common Stock from the Nasdaq National Market System could have a material adverse effect on the market price of, and the efficiency of the trading market for, the Common Stock.

         In addition, if our common stock were to become delisted from trading on the Nasdaq National Market System and the trading price were to remain below $5.00 per share, trading in our common stock may also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Generally, a "penny stock" is defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our shares, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

         As noted above, if the Company's appeal is denied, the Company intends to apply to list its common stock on the Nasdaq SmallCap Market. If the Company's application is approved, under the current rules of the Nasdaq SmallCap Market, the Company will have until August 13, 2002, and expects to have an additional six month period thereafter, to meet the $1.00 minimum bid price requirement.

         The Board believes that if stockholders approve the proposed amendment and the Board decides to effect a reverse stock split, our stock price should increase to over the $1.00 per share minimum bid price, although no assurance can be given in this regard.

         We cannot guarantee that even with the reverse stock split, we will meet or maintain all of Nasdaq's continued listing criteria in the future, or that the price for shares of our common stock after the reverse stock split will increase in proportion to the ratio of the reverse stock split. The delisting of the Common Stock from the Nasdaq SmallCap Market could have a material adverse effect on the market price of, and the efficiency of the trading market for, the Common Stock.

         The proposed reverse stock split amendment is not the first step in a going private transaction.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

         A reverse stock split, if implemented, would reduce the number of shares of common stock outstanding and potentially increase the trading price of our common stock. However, we cannot predict the effect of any reverse stock split upon the market price of our common stock. The history of reverse stock splits for companies in similar circumstances varies. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our common stock outstanding. Also, as stated above, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock, that the trading price would remain above the thresholds required by Nasdaq, or that we will continue to meet the other continued listing requirements of Nasdaq. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

         The approximate number of shares of common stock that would be outstanding as a result of the proposed reverse stock split, based on 18,183,272 shares of common stock outstanding as of April 15, 2002, would be as low as 3,636,655 if a 1:5 split were effected. The resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on Nasdaq, especially in the case of larger block trades.

         The reverse stock split, if implemented, would not change the number of authorized shares of common stock as designated by the Company's restated certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for future issuance would increase.

         Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect, although neither the Board of Directors nor the Company's management views this proposal as having such purpose. However, the Board of Directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of our common stock could also be issued to a holder that would thereafter have sufficient voting power to assure than any proposal to amend or repeal the Company's by-laws or certain provisions of the Company's Restated Certificate of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of the Company if such transaction were opposed by the Board of Directors.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

         If we implement a reverse stock split, the number of shares of common stock you hold would be reduced by dividing the number of shares held immediately before the reverse split by the number fixed for the reverse split by the Board, and then rounding up to the nearest whole share. This means that a stockholder who would otherwise be entitled to receive a fractional share following a reverse stock split will receive a whole share in lieu thereof. The reverse stock split would affect our common stock uniformly and would not affect your percentage of ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares are rounded up to a whole share.

         Effect on Outstanding Stock, Options. In addition, all the terms of outstanding stock options of the Company entitling their holders to purchase shares of our common stock would be adjusted as a result of the reverse stock split, as required by the terms of these options. In particular, the number of shares to be issued upon the exercise of outstanding options would be decreased, and the exercise price for each such option, as applicable, would be increased, in accordance with the ratio of the reverse stock split. None of the other rights currently accruing to holders of outstanding options would be affected by the reverse stock split. The number of options available for issuance under our existing stock option plans would be adjusted proportionately based upon the reverse stock split ratio.

         Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

         The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in "round-lots."

         Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Exchange Act.

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK
CERTIFICATES

         If you approve the proposed amendment to our certificate of incorporation, the Board would implement the reverse stock split at its discretion, determine the exact ratio of the reverse split and file the amendment to the certificate of incorporation with the Delaware Secretary of State. The reverse stock split would become effective on the date specified in the amendment.

         As of the effective date of the reverse stock split, we would consider, for all corporate purposes, each certificate representing shares of our common stock before the reverse stock split to represent the reduced number of shares of common stock resulting from the reverse stock split. All outstanding stock options also would be automatically adjusted on the effective date.

         We expect that our transfer agent would act as the exchange agent for a reverse stock split. As soon as practicable after the effective date, we would notify you that the reverse split has been implemented. You would receive a letter of transmittal requesting you to exchange your stock certificates for stock certificates reflecting the appropriately adjusted number of shares. If your shares are held in brokerage accounts or "street name" you would not need to take any further actions to exchange your certificates. We would not issue new certificates to you until you have first surrendered your outstanding certificate(s) together with the properly completed and executed transmittal letter to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. You should not destroy any stock certificate and should not submit any certificates until you receive a letter of transmittal.

FRACTIONAL SHARES

         We would not issue fractional shares in connection with the reverse stock split. If you would otherwise be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the exchange ratio, you would instead receive a whole share upon surrender of the certificates as described in the section above. The rounding of fractional shares will not reduce the number of stockholders or stockholders of record.

ACCOUNTING CONSEQUENCES

         The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, we will reduce the common stock account on our balance sheet down in accordance with the stock split ratio, and credit the capital in excess of par value account by the same amount. We will increase the per share net income or loss and net book value of our common stock because there will be fewer shares of our common stock outstanding.

U.S. FEDERAL INCOME TAX CONSEQUENCES

         For your convenience, we offer the following summary of material U.S. federal income tax consequences of a reverse stock split to the stockholders of the Company. This summary may be incomplete. It does not discuss any state, local, foreign or minimum income or other tax consequences, if any. It does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as currently in effect on the date hereof (which may change retroactively or prospectively). This summary also assumes that the shares you hold are a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment is regarded as a capital asset). Your tax treatment may vary depending upon your particular facts and circumstances. We urge you to consult with your tax advisor in analyzing the consequences of the reverse stock split.

         You should not recognize a gain or loss upon the exchange of shares pursuant to a reverse stock split, if implemented. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share received, would be the same as your aggregate tax basis in the shares exchanged. The holding period for the shares received pursuant to the reverse stock split would include the period during which you held the shares surrendered in the stock split.

         The foregoing summary regarding the tax consequence of a reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

NO APPRAISAL RIGHTS

         The holders of shares of common stock have no appraisal rights under Delaware law, the Company's Restated Certificate of Incorporation or the Company's by-laws with respect to the proposed amendments to the Company's Restated Certificate of Incorporation effecting a reverse stock split. If the amendment is approved by the stockholders, any such amendment will become effective, if at all, on the day a Certificate of Amendment required by the General Corporation Law of the State of Delaware is filed with the Secretary of State of the State of Delaware. However, the Board of Directors is authorized to abandon the amendment at any time prior to effectiveness, without further action by stockholders.

         The Board of Directors of the Company recommends a vote FOR the proposed amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split as set forth in Proposal 2.

                                     ITEM 3
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Company has appointed KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. KPMG LLP audited the Company's financial statements for the nine-month fiscal period ended December 31, 2001 and the fiscal year ended March 31, 2001. Ratification of the appointment of KPMG LLP as the Company's independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of KPMG LLP as the Company's independent auditors, such appointment may be reconsidered by the Audit Committee and the Board of Directors. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

        The Board of Directors of the Company recommends a vote FOR ratification of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

      AUDIT FEES. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the nine-month transition fiscal period ending December 31, 2001 fiscal year were $150,000.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees billed by KPMG LLP for the professional services described in Paragraph
(c)(4)(ii) of Rule 2-01 of Regulation S-X for the nine-month transition fiscal period ending December 31, 2001.

      ALL OTHER FEES. The aggregate fees billed by KPMG LLP for all other professional services rendered for the nine-month fiscal period ending December 31, 2001 were $76,213 for audit related services and $6,600 for non-audit related services.

      The Audit Committee considered whether the provision of the services covered under the preceding two paragraphs is compatible with maintaining the principal accountant's independence.

         Prior to the appointment of KPMG, LLP, the Company's independent auditors were Arthur Andersen LLP. On February 26, 2001, the Company and Arthur Andersen LLP terminated their client-auditor relationship. The reports of Arthur Andersen LLP on the consolidated financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Board of Directors of the Company approved the decision to change independent accountants. In connection with its audits for the two most recent fiscal years and through February 26, 2001, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference thereto in their report on the consolidated financial statements for such years. During the two most recent fiscal years and through February 26, 2001, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). The Company requested that Arthur Andersen LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated March 2, 2001, was received. The Company appointed KPMG LLP as its new independent accountants as of February 26, 2001.

                               GENERAL INFORMATION

VOTING PROCEDURES

      All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

SOLICITATION COSTS

      The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview or telephone. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the

Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's proxy statement for the 2003 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than December 31, 2002. The Company requests that all such proposals be addressed to the Company's Secretary at the Company's principal executive offices, 500 North Central Expressway, Plano, Texas 75074, and mailed by certified mail, return-receipt requested.

COMPLIANCE WITH CERTAIN REPORTING OBLIGATIONS

      Section 16(a) of the Exchange Act requires the Company's executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the Company. To the Company's knowledge, all reports required to be so filed were filed in accordance with the provisions of said Section 16(a).

FINANCIAL AND OTHER INFORMATION

      The Company's Annual Report on Form 10-K for the nine-month transition period ended December 31, 2001 is being sent to stockholders of record as of the Record Date together with this Proxy Statement.

                                  OTHER MATTERS

      The Board of Directors knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.


                                       By Order of the Board of Directors,

                                       /s/ HARVEY H. ACHATZ

                                       Harvey H. Achatz
                                       Secretary


Plano, Texas
April  , 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  PFSweb, Inc.


         The undersigned hereby appoints Mark C. Layton and Harvey H. Achatz as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of PFSweb, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 7, 2002 or any adjournment thereof.











       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                          Please mark
                                                          your votes as    [X]
                                                          indicated in
                                                          this example


THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ITEMS 1, 2 AND 3.
                                                                                                             FOR   AGAINST   ABSTAIN
ITEM 1 - ELECTION OF DIRECTORS                              ITEM 2 - TO CONSIDER AND VOTE UPON A PROPOSAL    [ ]     [ ]       [ ]
                                                                     TO AMEND THE COMPANY'S RESTATED
         Nominee:                  FOR   AGAINST  ABSTAIN            CERTIFICATE OF INCORPORATION TO
                                                                     EFFECT A REVERSE SPLIT OF THE
         Mark C. Layton            [ ]     [ ]      [ ]              COMPANY'S OUTSTANDING COMMON STOCK
                                                                     BY A RATIO OF NO CHANGE TO UP TO
         Timothy M. Murray         [ ]     [ ]      [ ]              ONE-FOR-FIVE AND AUTHORIZE THE
                                                                     COMPANY'S BOARD OF DIRECTORS TO
         Dr. Neil W. Jacobs        [ ]     [ ]      [ ]              DETERMINE THE EXACT RATIO WITHIN
                                                                     THAT RANGE.

                                                            ITEM 3 - APPOINTMENT OF INDEPENDENT AUDITORS     [ ]     [ ]       [ ]









Signature                                           Signature                                            Date
         ------------------------------------------          ------------------------------------------      ----------------------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.